UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 24, 2012

FOUR RIVERS BIOENERGY INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-31091	980442163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 South Molton Street, 3rd Floor London, United Kingdom	W1K 5QP
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:        (44) 1642 674085

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 (Other Events)

On August 2, 2012 the Company announced that it was in default under the terms of its Original Issue Senior Convertible Debentures and that it was in discussions with the Debenture Holder to address this.

On August 24, 2012 the Holder formally agreed to forebear with the default so long as the Company agreed to commence a phased realization of the assets upon which the Debentures are secured and to make payments out of the sales proceeds to the Debenture Holder to reduce the amount due under the Debentures. This forbearance will continue for so long as the Company achieves certain minimum redemption payments within an agreed timetable, which affords the Company reasonable commercial flexibility in conducting the asset sales.

The Company is continuing its advanced-stage discussions with a potential equity investor and the asset realization plans have been developed, in contemplation of that possible investment, so as to retain those assets that the Company considers to be core to its waste-to-energy business plan and which are also considered by the potential investor to be central to its investment decision.

If the Debentures are not fully redeemed by their due date (December 31, 2012) out of the proceeds of the asset realisation plan, the potential equity investment, or otherwise, any unpaid balance will start to accrue interest at 18% per annum and, unless otherwise agreed, shall be payable upon demand.

There can be no assurance that the Company will be able (i) to comply with the terms upon which the forbearance has been granted and/or (ii) to raise the required funds to allow it to satisfy its outstanding obligations, including the obligations under the Debentures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 28, 2012	FOUR RIVERS BIOENERGY INC.

	By:	/s/ Martin Thorp
Name: Martin Thorp
Title: Chief Financial Officer